UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2011 (October 13, 2011)
Furmanite Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2435 N. Central Expressway,		75080
Richardson, Texas

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 699-4000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On October 13, 2011, the Board of Directors (the “Board”) of Furmanite Corporation (the “Company”) increased the size of the Board from four to five members and, effective October 13, 2011, appointed Ralph Patitucci as a new director of the Company to fill the vacancy created by the increase and to serve until the Company’s next Annual Meeting of Stockholders. Mr. Patitucci has also been appointed to the Audit, Compensation and Nominating and Governance Committees of the Board.
In connection with his appointment as a director, Mr. Patitucci received an award of 10,000 restricted shares of the Company’s common stock pursuant to the Company’s Stock Incentive Plan. The restricted stock will generally vest three years from the grant date subject to the satisfaction of certain conditions. In accordance with the Company’s standard compensatory arrangements for non-employee directors, Mr. Patitucci will also be eligible to receive an annual cash retainer fee for his service on the Board and periodic equity-based awards, which description of such arrangements is set forth in the Company’s proxy statement on Schedule 14A for its 2011 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on April 1, 2011, which description is hereby incorporated by reference into this Current Report on Form 8-K.
There are no arrangements or understandings between Mr. Patitucci and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Patitucci or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FURMANITE CORPORATION
Date: October 19, 2011	By:	/s/ Robert S. Muff
		Name:	Robert S. Muff
Chief Accounting Officer (Principal Financial and Accounting Officer)